                                                                     EXHIBIT 1.1

                           INNOVA, S. DE R.L. DE C.V.

                                     BYLAWS

                                    CHAPTER I

                   DENOMINATION, PURPOSE, DURATION, DOMICILE,
                          NATIONALITY AND JURISDICTION

ARTICLE FIRST.    DENOMINATION.

The denomination of the corporation is "Innova", which shall at all times be followed by the words "Sociedad de Responsabilidad Limitada de Capital Variable" [Limited Liability Company of Variable Capital] or their initials "S. de R.L. de C.V."

ARTICLE SECOND.   CORPORATE PURPOSE.

The corporate purposes of the Company shall be:

(a) To promote, create, organize, exploit and take participation in the capital and assets of all kinds of commercial or civil companies, partnerships, or industrial commercial service or any other kind of companies, both domestic and foreign, as well as to participate in their management or liquidation.

(b) The installation, operation and commercial exploitation of public telecommunications networks in order to provide any type of public services, among which are the restricted radio and television, made through wire/conductors, radio-electricity, optical media, physical or other electromagnetic systems, in any format that technology allows for and of communications systems to render services of providing, transporting and distributing signs, images, sounds or information of any nature, through the modulation, codification or digitalization systems technically possible, in the frequency bands and/or orbital positions of satellites assigned to the same, except open television, all with authorization, permit or concession granted by the corresponding authorities, as well as the programming of such networks, stations and communications systems.

(c) To acquire, negotiate, have custody of, and alienate any instrument, stock, bonds, debentures, and generally, any credit instrument, security, and corporate interests in commercial or civil corporations or associations of any kind, both domestic and foreign.

(d) To contract or give loans, granting or receiving the corresponding security, issue bonds with or without specific guaranty, accept, draw, endorse or guarantee all kinds of credit instruments and give bonds or security of any kind with respect to the obligations granted or the instruments issued or accepted by third persons.

(e) To lease, sublease, give and take in comodatum, use, possess, acquire, purchase, sell, build, repair, alienate, and operate under any legal title all kinds of equipment, warehouses, storage facilities, plants, offices, rooms, units, and other establishments necessary or convenient for realization of the purposes of the Company, including acquisition and alienation of personal property, real property, and real rights that are considered indispensable and that the laws allow.

(f) To represent as agent, intermediary or mediator, commission agent, factor, consignee, legal representative, or attorney-in-fact for all kinds of companies or persons, Mexican or foreign.

(g) To provide and receive all kinds of services or consulting of a technical, administrative, supervisory, organizational, marketing, research, development, engineering, or legal nature and generally, all kinds of services related to the industrial or commercial activities of companies, corporations and associations, whether Mexican or foreign.

(h) To produce and use works susceptible of protection by copyright and related rights, as well as to acquire or transmit ownership of rights thereto, and to undertake any legal act in this area.

(i) To produce, acquire, exercise, use and transfer industrial property rights.

(j) To obtain, acquire, transmit, use, register, negotiate and grant use or enjoyment of all kinds of permits, licenses and concessions.

(k) To execute all acts and enter into all agreements or contracts of any nature related to the foregoing purposes.

ARTICLE THIRD.    DURATION.

Except as otherwise provided in Article Twenty-Seventh of these bylaws, the duration of the Company is ninety-nine years, counted from the date of signature of the Articles of Incorporation.

ARTICLE FOURTH.   DOMICILE.

The domicile of the Company shall be Mexico City, Federal District; however, the Company may establish agencies, branches and installations, and any other extension in any place in the Mexican Republic or abroad, and submit to contractual domiciles without the corporate domicile being thereby deemed to have changed.

ARTICLE FIFTH.    WAIVER OF NATIONALITY.

Current or future foreign members of the Company bind themselves and agree with the federal government through the Ministry of Foreign Relations to consider themselves as Mexicans with respect to the social parts they may acquire in this Company or which they may hold, as well as with respect to any property, rights, concessions, participation, or interests that the Company may own, or with respect to the rights and obligations that derive from the contracts to which the Company is party with the Mexican authorities, and not to invoke the protection of their governments therefore regarding them under the penalty, should they fail to comply with this agreement, of losing the social parts they acquired to the benefit of the Mexican Nation.

                                   CHAPTER II

                        CAPITAL, SOCIAL PART AND MEMBERS

ARTICLE SIXTH.    CAPITAL, SERIES AND CLASSES OF SOCIAL PARTS.

The capital of the Company is variable. The minimum or fixed capital is the amount of $827,750,000.00 (Eight hundred and Twenty Seven Million Seven Hundred and Fifty thousand and 00/100 pesos, Mexican Currency), wholly subscribed and paid. The variable capital is unlimited.

The social parts into which the capital is divided may be of unequal value but in all cases shall be $100.00 (One Hundred pesos, Mexican Currency), or a multiple thereof.

The social parts representing the capital shall be divided into four series, two of which are divided in two subseries, with the corporate rights and duties specified in these bylaws, as follows:

(a) Series A, comprising Sub-Series A-1 and A-2, shall be composed of ordinary social parts that shall represent no less than 51% (fifty one percent) of the capital of the Company with full voting rights. Series A social parts may only be acquired by Mexican persons and therefore the Company shall not admit any foreign investors as holders of Series A social parts.

(b) Series B, comprising Sub Series B-1 and B-2, shall be composed of ordinary social parts that shall represent no more than 49% (forty nine percent) of the capital of the Company with full voting rights. The Series B social parts shall be of unrestricted subscription and therefore may be acquired by Mexican investors and by foreign individuals or corporations, or by individuals, corporations or entities contemplated in Article Second section III of the Foreign Investment Law.

(c) Series C shall be composed of limited voting social parts. The Series C social parts may only be acquired by Mexican individuals or by Mexican companies whose capital stock is majority owned by Mexicans, provided that such Mexican company shall not be controlled by a foreign entity.

(d) The series "N", shall be composed of limited voting social parts, which may be issued and considered as neutral investment for purposes of the Foreign Investment Law previous authorization of the Secretary of Economy. The series "N" social parts may be freely subscribed by and acquired by Mexican investors and by foreign individuals or corporations, or by individuals, corporations or entities contemplated in Article Second
      Section III of the Foreign Investment Law. In case that any foreign person or entity, either today or in the future, acquires series "N" social parts, such foreign person or entity shall formally undertake before the Foreign Affairs Ministry to be considered as a Mexican national with respect to said interest, and to all property, rights, concessions, participation or interests held by the Company, or the rights or obligations arising from the agreements in which the Company is party with Mexican authorities, and not to invoke the protection of his, her or its government under the penalty, in case of failure to comply with this agreement, of forfeiting such interest to the benefit of the Mexican Nation. The series "N" limited voting social parts shall be considered as neutral investment, and shall not be counted for purposes of calculating the amount and proportion of the participation of foreign investment on the capital stock of the Company, pursuant to applicable law.

In accordance with the authorization of the Secretary of Economy, dated as of November 30, 2001, the Company may issue series "N" social parts representative up to the eighty percent (80%) of the capital stock of the Company, considered as neutral investment for the purposes of the Foreign Investment Law, and that will grant economic rights and the right to vote only in the Members' Meetings dealing with affairs described in article 113 of the General Act of Commercial Companies.

ARTICLE SEVENTH.  SOCIAL PARTS.

(a) Each ordinary series A and B social parts shall be entitled to one vote in the Members' Meeting for each $100.00 (One hundred and 00/100 pesos, Mexican Currency) of capital that its social part represents.

(b) Limited voting series "C" and "N" social parts shall have the right to be present at and of one vote for each One Hundred Pesos, 00/100 Mexican currency, of capital stock that represents its social parts in the special meetings for each such series only, and in the Member's Meeting only with respect to the following matters: (i) extension of the term of the Company; (ii) early dissolution of the Company; (iii) change of the corporate purpose of the Company; (iv) change of nationality of the Company; (v) transformation of the corporate form of the Company; and (vi) merger of the Company .

(c) Except as provided in these bylaws, all social parts of the same Series confer on their holders the same corporate, property and pecuniary rights, including participation in the profits and the preferential right to subscribe for capital increases within the same series in the proportion that pertains to them, and impose the same obligations.

(d) The social parts are indivisible; however, any member shall have the right to their division and partial assignment within the same Series pursuant to the terms of these bylaws.

(e)   No member may hold more than one social part of the same Series.

(f) Social parts of the Company representing the capital may only be issued by a resolution of the Members Meeting.

ARTICLE EIGHTH. TRANSMISSION OF SOCIAL PARTS AND ADMISSION OF NEW MEMBERS.

It is stipulated that in order for members to assign all or any portion of their social parts, as well as for admission of new members, the consent of all members holding Sub-Series A-1 and Sub-Series

B-1 social parts shall be necessary through a resolution that must be adopted in the Members' Meeting.

The Company shall not have more than fifty members, the Members Meeting may authorize subdivision of the social part, as well as partial assignment of the same. When due to the transmission, sale or assignment of the social parts approved observing the rules of these bylaws it is necessary to divide such social parts, this may be done provided this division does not cause the Company to have more than fifty members.

ARTICLE NINTH. MEMBERS REGISTER.

   a) The Company shall keep a special book of the members, in which shall be recorded the capital increases and reductions, as well as all the operations of subscription, payment, acquisition or transfer of social parts, indicating the name, domicile and nationality of each one of them with note of their contributions,Class, the Series and Sub-Series to which they correspond, and the transfers of social parts which, if any, have been made, as well as the authorization that for such purpose has been given pursuant to the provisions of Article Eighth of these bylaws.

   b) All the capital increases and reductions shall be registered in the capital variations registry book.

   c) It is understood that the corresponding entries in the member's registry book and the capital variations registry book must be authorized with the signature of one of the Managers or the Secretary of the Board of Managers.

                                   CHAPTER III

                        CAPITAL INCREASES AND REDUCTIONS.

ARTICLE TENTH. CAPITAL INCREASES.

   a) Capital increases, either to the minimum or fixed capital or the variable capital, may only be declared by resolution of a Members' Meeting in accordance with Article Sixteenth of these bylaws.

      No increase shall be authorized unless the last capital increase has been full subscribed and paid.

   b) Any member shall have the preemptive right to subscribe any capital increase, within the same series, according to its participation in the capital that he had before such capital increase.

   c) When adopting the corresponding resolution, the Members' Meeting that authorizes the capital increase shall determine the terms and conditions under which it will be made. The preemptive right of the members referred to in section b) above, must be exercised within the 25 calendar days immediately following the Members' Meeting that approved such increase, if all the members were present, and if not, within the 15 calendar days immediately following the date of issue or the date in which the capital increase is published in the Official Gazette [Diario Oficial de la Federacion] or in one of the major circulation daily newspapers in the Company's domicile.

   d) The capital that is not subscribed within the term set by that Members' Meeting resolving the increase, shall be cancelled and such amount shall be reduced from the variable capital, simply by a resolution of the Board of Managers.

   e) The increases to the variable capital and that are deposited in the Company's treasury, may be offered by the Board of Managers to be subscribed and paid according to the powers granted to it by the Members' Meeting.

ARTICLE ELEVENTH. CAPITAL REDUCTIONS.

   a) Capital reductions must be approved by the Members' Meeting under Article Sixteenth of these bylaws. Capital reductions affecting the minimum or fixed capital must be approved by the Members' Meeting complying, in such case, with Article Nine of the General Law on Corporations.

   b) Any reduction shall be done in multiples of One Hundred 00/100 Pesos, Mexican Currency.

   c) Capital reductions may be made to absorb losses, to make reimbursements to the members or to release them from contributions not yet made.

   d) The capital reductions to absorb losses shall be applied proportionately on all the social parts, representing the minimum or fixed capital as well as the variable capital.

   e) Social parts may be amortized with the Company's profits. In such case the Company may issue non-contributory social parts ("certificados de goce") with the rights established in Article 137 of the General Law of Corporations.

   f) When the reduction is made for reimbursement, social parts representing variable capital shall be redeemed first and if the amount of such social part is not sufficient to absorb completely the reduction, social parts representing the fixed or minimum capital shall also be redeemed in the amount necessary to fully diminish the agreed capital reduction.

   g) When the reduction is made to release the members from unpaid contributions, social parts representing variable capital shall be redeemed first and if the amount of such social part is not sufficient to absorb completely the reduction, social parts representing the fixed or minimum capital shall also be redeemed in the amount necessary to fully diminish the agreed capital reduction.

   h) Any resolution related to the amortization of social parts representing the minimum or fixed capital in order to reimburse the members must be published once in the Official Gazette ("Diario Oficial de la Federacion") or in one of the most major circulation daily newspapers in the Company's domicile.

   i) Members may retire in full or partially their contributions in the variable capital, but the Company must be notified in writing of such retirement. This retirement shall not be effective until the end of the current fiscal year, if the Company is notified before the last quarter of the year, and until the end of the next fiscal year if notified later. The capital reduction caused by a retiring member here referred to, shall be done by reimbursing the social parts at nominal par value.

   j) The reimbursement referred to in the preceding paragraph, shall not require the payment of interest and shall be paid in Mexican currency in a term not to exceed five years from the fiscal year immediately following the year in which the member used his right to retire.

ARTICLE TWELFTH.

Any capital increase or reduction must be done in such manner that (i) the value of Series A social parts shall not be less than the minimum percentage of the capital of the Company that shall be held by Mexican investors and (ii) the value of Series B social parts shall not be greater than the maximum percentage of the capital of the Company that may be held by foreign investors, in each case under applicable laws in effect at the time of such capital increase or reduction.

ARTICLE THIRTEENTH.

Amendments to the bylaws and the division and assignment of social parts shall be decided by unanimous vote of all members holding Sub-Series A-1 and Sub-Series B-1 social parts.

                                   CHAPTER IV

                                MEMBERS MEETINGS

ARTICLE FOURTEENTH.

The Members' Meeting is the supreme authority of the Company, and its resolutions shall be binding for all members, including those who are absent or in opposition. In all cases, the absent or opposing members shall have the rights granted under Articles Thirty-Eight and Forty-Two, pursuant to Article Eighty-Six of the General Law of Commercial Companies.

      The members shall have the right to participate in the Members' Meeting either by personally attending or attending through a representative legally accredited by a simple proxy letter signed by two witnesses.

ARTICLE FIFTEENTH.

The following provisions shall be reserved for resolution by the Members' Meeting, applying the rules set forth for the specific issues in these bylaws:

(a) To discuss, approve, amend or disapprove the financial statements prepared for each fiscal year in accordance with Article Twenty-Fourth of these bylaws, and adopt therefore, the measures deemed appropriate thereto;

(b) To determine whether to declare or pay any dividend or other distribution by the Company of cash, assets or other property;

(c) To name and remove the Board of Managers in accordance with Article Sixteenth of these bylaws, and if it so resolves, to name and remove the Executive Committee of the Board of Managers, with the powers and duties that the Members' Meeting approves;

(d) To resolve on the division or redemption of any social parts under the provisions established in these bylaws;

(e) To require from the members, as applicable, supplemental contributions and accessory payments other than as contemplated by any Annual Budget or Business Plan;

(f) To issue warrants, rights, calls, options or other securities exchangeable or exercisable for or convertible into equity of the Company;

(g) To consent to the assignment of any social part and to the admission of new Members, according to Article Eighth of these bylaws;

(h)   To amend these bylaws;

(i) To decide on capital increases and reductions, and the sale of any equity interest in the Company, except as contemplated in each case by these bylaws or by any Annual Budget or Business Plan;

(j) To decide on dissolution of the Company as permitted under Article Twenty-Seventh of these bylaws;

(k)   To appoint the Liquidators under Article Twenty-Eight of these bylaws;

(l)   To issue any bonds; and

(m)   To decide on transformation, merger or spin-offs of the Company.

ARTICLE SIXTEENTH.

With respect to the Members Meetings, the following rules shall be observed:

(a)   Except as established herein, Members' Meetings may be held at any time.

(b) The members shall meet in Members' Meetings at least once each year within the first four months following the close of the corporate fiscal year.

(c) All Members' Meetings shall be held at the domicile of the Company except due to force majeure or Act of God.

(d) The convocations to Members' Meetings shall be issued by any of the Managers or pursuant to the provisions of Article Eighty-One and Eighty-Two of the General Law of Commercial Companies.

(e) Notice of the Members' Meeting shall contain at least the date, time, place and agenda for the Members' Meeting and shall be signed by the Manager issuing the notice.

(f) Except in the case established in paragraph (g) hereafter, the convocation to the Members' Meeting shall be done at least fifteen calendar days prior to the date of the Members' Meeting through personal delivery or by telefax or email, messenger delivery, or any other means that assures the receipt thereof at the last domicile or telefax number or email that said persons have reported in writing to the Board of Managers of the Company. It is understood that the members who have their domiciles abroad may send to the Board of Managers a second domicile or telefax number or email in the Mexican Republic to which a copy of the convocation shall be sent.

(g) Any Members' Meeting may be held without need of prior convocation if members of all of the social parts with voting rights are present or represented at said Members' Meeting at the time of voting.

(h) Except if there be express judicial order to the contrary, only those individual or corporate persons whose names are recorded in the special members book shall be recognized as holders of social parts in the Company, with the purpose of being able to attend any Members' Meeting, and said registration shall be sufficient for admission of said persons to the Members' Meeting.

(i) The Chairman of the Board of Managers shall preside at the Members' Meeting. Likewise, the Secretary of the Board of Managers shall act as Secretary of all Member Meetings. In the absence of the Chairman or the Secretary, their place will be taken by any of the alternate Managers appointed by the same series that elected them. If there are none, their places shall be taken by the persons elected by simple majority of votes of the Members present at the Members' Meeting.

(j) The person who presides at a Members' Meeting shall name one or more Inspectors of Election to whom the count of the social parts and of the proportion that each represents of the capital shall be entrusted, as well as the number of votes that each member is entitled to give.

(k) In order that there be a quorum at a Members' Meeting, on the first call, social parts representing a majority of the issued and paid in capital with voting rights of the Company must be present or represented, but in any event, the holders of the Sub-Series A-1 social parts and the holders of the Sub-Series B-1 social parts must be present and represented in such majority. On a second or further call for the same meeting, there will be a quorum and the meeting will be declared legally installed if social parts representing a majority of the issued and paid in capital with voting rights of the Company are present or represented. No resolution on any issue described in Article Fifteenth of these bylaws shall be passed without the affirmative vote of all of the holders of the Sub Series A-1 social parts and the Sub-Series B-1 social parts.

(l) Once it has been verified that the required quorum exists, the person who presides shall declare the Members' Meeting legally installed. Additional matters may be added to the agenda for a Members' Meeting only if approved by holders of one hundred percent of the fully subscribed and paid social parts with voting rights on that additional matter.

(m) The members have the right to give one vote for each $100.00 (One hundred and 00/100 pesos, Mexican Currency) paid, represented by their social parts at any Members' Meeting or on any resolution of the Members for which a Members' Meeting is not required, provided that the Series corresponding to such social parts have voting rights for the matter to be voted.

(n) Except as otherwise provided in these bylaws, resolutions of a Members' Meeting legally installed shall be valid when adopted by majority vote of the social parts with voting rights present or represented therein. Any resolution regarding the issues set forth in Article Fifteenth of these bylaws shall be valid only if adopted by the favorable vote of all of the members holding Sub-Series A-1 and Sub-Series B-1 social parts.

(o) Any resolution with respect to any of the matters relating to Article Fifteenth of these bylaws, as well as any other resolution that correspond by law to the Members' Meeting adopted by the unanimous vote of the members with voting rights on the specific issue to be resolved outside a meeting, shall be valid and have the same force and effect as a resolution adopted at a Members' Meeting, subject to written confirmation by the members with voting rights on the specific issue to be resolved. The proponent of a resolution that would otherwise require a Members' Meeting may send in writing to each member the text of the proposed resolution for its approval. Said text shall be delivered to each member on the same terms set forth for convocations of Members' Meetings. The document in which written confirmation of each member is recorded must be sent to the Chairman or to the Secretary or the Pro-Secretary of the Board of Managers of the Company, so that any of them shall transcribe the respective resolutions in the corresponding minute book and shall certify that said resolutions were adopted pursuant to that set forth in this Article Sixteenth. If the Company does not receive the written vote of a member within thirty (30) calendar days following the date of delivery or sending of said text, it shall be deemed it has voted against the proposed resolution. All costs for sending the text and for the votes shall be for the account of the Company. In all cases, the provisions of the second paragraph of Article 82 of the General Law of Commercial Companies shall also be applied.

(p) The minutes for each Members' Meeting and for each member resolution that does not require a Members' Meeting shall be prepared and transcribed properly in the Minute Book which shall be signed at least by the persons that acted as Chairman and Secretary of the Members' Meeting or by the Chairman, the Secretary or the Pro-Secretary of the Board of Managers in the case of a resolution of the members that does not require a Members' Meeting. If for any reason a Members' Meeting duly called was not held, this fact and the reason why it was not held shall be recorded in the Minute Book.

                                    CHAPTER V

                          ADMINISTRATION OF THE COMPANY

ARTICLE SEVENTEENTH.

(a) Except for those matters expressly reserved by the law to the Members' Meeting, the administration of the Company shall be the responsibility of a Board of Managers who shall have the authority necessary to effect the actions to fulfill the corporate purpose.

(b) The Board of Managers of the Company shall be composed of eleven (11) Managers, six (6) of whom shall be appointed by the holders of Sub-Series A-1 social parts; four (4) of whom shall be appointed by the holders of Sub-Series B-1 social parts; and one (1) of whom shall be appointed by the holders of Sub-Series A-1 and B-1 and who shall be an independent Board member pursuant to paragraph m) of this Article.

(c) The holders of the Sub-Series A-1 shall elect one Manager to serve as Chairman and the holders of the Sub-Series B-1 shall elect one Manager to serve as Vice Chairman. Managers may or may not be members. The offices of the Managers shall have the names that the Members' Meeting determines.

(d) Up to eleven (11) alternate Managers may be appointed, six (6) of whom may be appointed by the holders of Sub-Series A-1 social parts; four (4) of whom may be appointed by the holders of Sub-Series B-1 social parts; and one (1) of whom shall be appointed by the holders of Sub-Series A-1 and B-1 and who shall be an independent Board member pursuant to paragraph m) of this Article. The alternate Managers shall be entitled to substitute in the absence of any of the Managers appointed by the same Sub-Series that elected them.

(e) Also, the Board of Managers shall elect among its members a Secretary and a Pro-Secretary. In any case the Secretary shall be appointed by the same Sub-Series of Managers that had elected the Vice-Chairman.

(f) The appointment of the Pro-Secretary shall be from among the Managers that were elected by the same Sub-Series to which the Chairman belongs.

(g) The absences of the Secretary in the Members' Meetings or in the Meetings of the Board of Managers shall be substituted by the Pro-Secretary, and only when he/she is also absent, by the person appointed by a Members' Meeting or the Board of Managers, as the case may be.

(h) All Managers shall remain in office until their respective replacements have been elected and assumed office in accordance with the terms of these bylaws.

(i) Any Manager may be removed from office at any time, with or without justified cause, by resolution at a Members' Meeting being necessary the affirmative vote of the holders of the Sub-Series of social parts that appointed such Manager.

(j) Except by resolution adopted by the Members' Meeting under Article Fifteenth of these bylaws on the contrary, no Manager shall have the right to payment or remuneration by the Company, including fees for advice or any other reason based on his/her participation on the Board of Managers or performance of such Manager's duties.

(k) The Chairman of the Board shall assure compliance with these bylaws, with the regulations of the Company, and with the proper execution of the resolutions adopted by the Members' Meeting or the Board of Managers. The Chairman shall not have the tie-breaking vote in the event of a deadlock.

(l) The managers for special representation to which the Board of Managers agrees to grant powers-of-attorney under Article Twenty First, shall have the legal representation of the Board of Managers before any individual or corporate person, or before any kind of authority of any order or degree, whether municipal, state or federal, tax, judicial, civil, criminal, administrative, labor, or any other kind, in all disputes, arbitration, and suits in which the Company be party, and they shall have the powers set forth in Article Nineteenth of these bylaws. Consequently, the Chairman, the Secretary, the Pro-secretary and the other members of the Board of Managers are not authorized to represent the Board or the Company in any dispute, arbitration or suit in which the Company is a party.

(m) The independent Managers of the Company shall be, those persons appointed under this Bylaws considering their professional experience, capacity and prestige, but who in no event shall be:

            I. Employees or directors of the Company, including those persons that were employees or executives during the immediate prior year;

            II. Members that are not employees or executives of the Company, but who control its directors;

            III. Shareholders or employees of companies or associations that provide consulting services to the Company or other companies belonging to the same economic group of the Company, whose revenues represent ten percent or more of their total revenues;

            IV. Clients, suppliers, debtors, lenders, shareholders, board members or employees of a company that is an important client, supplier, debtor or lender of the Company. An important client or supplier is when its sales to the Company represents more than ten percent of the total sales of such client or supplier, respectively. Also, a debtor or lender is considered important when the total amount loaned represents more than fifteen percent of the assets of the company or its counterpart;

            V. Employees of a non-for-profit organization, association or civil code partnership that receives important donations from the Company. Important donations are those representing more than fifteen percent of the total amount of donations received by such institution;

            VI. Chief executive officers or top level executives of a company in which the Chief Executive Officer or top level executives of the Company participate in its board of directors; and

            VII. Spouses or concubines, as well as relatives by consanguinity, affinity or by law up to the first grade with respect to the persons mentioned in subparagraphs III to VI above, or up to the third grade with respect to the persons mentioned in subparagraphs I and II above.

ARTICLE EIGHTEENTH.

The Board of Managers shall have the broadest powers to enter into all contracts and to carry out all acts and operations that under the law or these bylaws are not expressly reserved to the Members' Meeting, to administer and to direct the business of the Company to fulfill the corporate purpose of the Company, and to legally represent the Company before any person and judicial, criminal, civil, labor or administrative authority, whether federal, state, or municipal, with authority as broad as is available under law, including without limitation those referred to in the following points, with the exception of the powers delegated to the managers for special representation which are referred to in Article Nineteenth of these bylaws:

(a) To administer the corporate property and business, with a broad power of attorney for administration pursuant to Article Two Thousand Five Hundred and Fifty-Four (2554), second paragraph, of the Federal District Civil Code and its correlatives in the place where exercised;

(b) To exercise acts of dominion with respect to the personal and real property of the Company or its real or personal rights, pursuant to the third paragraph of Article Two Thousand Five Hundred Fifty-Four (2554) of the Federal District Civil Code and its correlatives in the place where exercised;

(c) To administer the business of the Company and its real and personal property with a general power of attorney for lawsuits and collections with all general powers and including the specific powers which pursuant to law require a specific clause or power of attorney, pursuant to the first paragraph of Articles Two Thousand Five Hundred Fifty-Four (2554) and Two Thousand Five Hundred Eighty-Seven (2587) of the current Federal District Civil Code and its correlatives in the other states of the Mexican Republic or abroad where it may be exercised, and therefore it shall represent the Company before any individual or corporate person, or before all kinds of authorities of any order and degree, whether they be municipal, state or federal, tax, judicial, civil, criminal, administrative, or any other kind, before all kinds of conciliation boards and conciliation and arbitration boards, whether federal or local, and the other labor authorities and before arbiters and arbitrators;

(d) File criminal complaints, claims and accusations and grant the pardon to which Article Ninety-Three (93) of the Federal Criminal Code in effect and its correlatives in the place where it is exercised, to assist the Public Prosecutor as civil party, and to demand reparation of harm from a crime;

(e) File and withdraw all claims, suits, objections, motions, petitions, appeals, ordinary or extraordinary, actions and proceedings whether civil, commercial, criminal, administrative, disputes and labor, including filing amparo [constitutional relief] suits and withdrawing them;

(f) Assign goods, compromise, receive payments, file bids, overbid and raises in public sales, assume commitments in arbitration;

(g) Draw, accept, endorse, grant and guarantee, or in any other way subscribe credit instruments pursuant to Article Ninth (9th) of the General Law of Credit Operations and Instruments;

(h) Contract or grant loans, giving or receiving the corresponding guarantees; issue bonds/obligations with or without specific guaranty; accept, draw, endorse and guarantee all kinds of credit instruments, and give bonds or guarantees of any kind, with respect to the obligations contracted by the Company or the instruments issued or accepted by third persons;

(i) Contribute personal and real property to other corporations and subscribe shares or take participation or corporate interests in other companies;

(j) Name and remove managers, officers and attorneys-in-fact as may be necessary for proper attention to corporate matters, indicating to them their powers, duties and remuneration;

(k) Grant and revoke such powers of attorney as are deemed suitable, with or without right to delegate, being able to grant therein the powers that these bylaws confer on the Board of Managers, as applicable conserving their exercise;

(l) Decide on all matters that refer to the acquisition or sale by the Company of shares, bonds, or securities, to the participation of the Company in other companies or corporations, and to the acquisition, construction or sale of real estate;

(m) Execute the resolutions of Members' Meetings, delegate its duties to any of the Managers, corporate officers, or attorneys-in-fact designated therefore, in order that they exercise them in the case or cases and in the terms and conditions that the Board indicates;

(n)   Determine disbursements;

(o)   Prepare the financial statements;

(p)   Call Members' Meetings; and

(q) Generally, effect all acts and operations that may be necessary or convenient for the purpose of the Company, excepting those expressly reserved by the law or these bylaws to the Members' Meeting.

The Members' Meeting may limit or regulate said powers. No member of the Board of Managers may exercise, jointly or severally, any of the powers of attorney set forth in this Article Eighteenth except when expressly authorized by the Board of Managers or the Members' Meeting. Managers and alternate Managers of the Board shall not have the power to take or provide depositions on behalf of the Board of Managers or the Company in a court of competent jurisdiction or before any applicable regulatory authority.

ARTICLE NINETEENTH.

The legal representation of the Company and the legal representation of the Board of Managers is conferred on the managers for special representation, in order that they appear without distinction before any corporate or individual person, or before any kind of authority of any order and degree, whether municipal, state or federal, tax, judicial, civil, criminal, administrative, labor or of any other kind, to defend the interests of the Company in all disputes, arbitration, and suits in which the Company is a party. In exercise of their duties, the managers for special representation shall have joint or several exercise of the following powers:

(a) A general power of attorney for lawsuits and collections which they may exercise jointly or severally with all general powers and including the specific powers which pursuant to law require a specific clause or power of attorney, pursuant to the first paragraph of Article Two Thousand Five Hundred Fifty-Four (2554) and Article Two Thousand Five Hundred Eighty Seven (2587) except the power set forth in its Section V, of the current Federal District Civil Code and its correlatives in the other states of the Mexican Republic or abroad where it may be exercised, and therefore they shall represent the Company before any individual or corporate person, or before all kinds of authorities of any order and degree, whether they be municipal, state or federal, tax, judicial, civil, criminal, administrative or any other kind, being able to file and withdraw from all kinds of suits, actions and procedures, whether civil, commercial, criminal, administrative dispute and labor, including filing amparo suits and withdrawing from them, give and respond to depositions, compromise, receive payments, file bids, overbid and raise in public sales, commit in arbitration, file and prosecute suits, motions, petitions and appeals, ordinary or extraordinary, object, file criminal claims, complaints and accusations and grant the pardon to which Article Ninety-Three (93) of the Federal Criminal Code and its correlatives in the places where it is exercised, to assist the Public Prosecutor as civil party, and to demand the reparation of harm from a crime, being authorized to sign as many public or private documents as appropriate for full performance of this power of attorney.

(b) Administer the labor relations of the Company, and thus they may without distinction enter into, rescind, amend, and terminate individual and collective labor agreements, establish and change working conditions, issue internal work regulations, and generally, appear before private interests and all labor authorities, particularly before those described in Article Five Hundred Twenty-Three (523) of the Federal Labor Law, as well as before the National Workers' Housing Fund Institute (INFONAVIT), the Mexican Social Security Institute (IMSS), and the Workers' Consumption Development and Guaranty Fund (FONACOT), to carry-out all actions and procedures necessary for resolution of matters that may arise for the Company, in which they shall appear in the capacity of representatives pursuant to Article Eleven (11) of the Federal Labor Law, which provides:
      "The directors, administrators, managers, and other persons who exercise administrative direction functions in companies or establishments shall be deemed representatives of the employer and as such bind in its relations with the employees." In consequences in relation to those matters, they may exercise the aforesaid powers, that is, appear in the capacity of administrators and therefore as representatives of the Company pursuant to Articles Eleven (11), Six Hundred Ninety-Two (692), Section Second, Seven Hundred Eighty-Six (786) and Eight Hundred Seventy-Six (876) of the Federal Labor Law, as well as appear at conciliation hearings to which the Company may be summoned by the Conciliation and Conciliation and Arbitration Boards, with all general powers and the specific powers that pursuant to law require a specific clause or power of attorney.

(c) To appear without distinction in representation of the Company at conciliation proceedings before the Federal Consumer Protection Agency and its regional offices in the Mexican Republic, being duly empowered therefore, being able to realize all kinds of actions and procedures in relation to the matters in which the Company has an interest, being empowered to subscribe any act or document that may correspond.

(d) A general power of attorney for acts of administration pursuant to the second paragraph of Article Two Thousand Five Hundred and Fifty-Four
      (2554) of the Federal District Civil Code and its correlatives in the place where exercised, with all general powers and specific powers that pursuant to law require a specific clause or power of attorney, which they may exercise jointly or severally.

ARTICLE TWENTIETH.

(a) The Board of Managers shall meet in the corporate domicile of the Company or such other place as the Board of Managers may determine at least once a year. The meetings may be summoned by the Chairman, the Vice-Chairman, the Secretary, the Pro-Secretary or any two members of the Board of Managers.

(b) The meetings shall be called by certified mail, telefax with reply notice, email, messenger delivery or courier or any other means that assures the receipt thereof to the domicile, telefax number or email that the Managers have informed in writing for such purpose, at least ten (10) days before the date of the meeting and shall contain the agenda, the date, place and time of the meeting, and shall be signed by the person making such call. Managers having their domicile abroad may provide second domicile, telefax number or email in Mexico to which a copy of the convocation shall be sent.

(c) When all the members of the Board of Managers are present and agree to the agenda, it shall not be necessary to comply with the formalities for a call referred to in the previous paragraph.

(d) The meetings of the Board of Managers shall consider and adopt resolutions only in connection with the items on the agenda. Other issues may be included in the agenda of the first call at the petition of any Manager, provided such inclusion is unanimously approved by the Managers present, in second or more calls, the agenda of the first call may not be modified.

(e) There shall be a quorum on any meeting of the Board of Managers assembled as a result of a first call, when the majority of the members are present, provided that at least among those present are two Managers appointed by the holders of Sub-Series A-1 social parts and two Managers appointed by holders of Sub-Series B-1 social parts. In second or more calls, there shall be a quorum and the session may be legally installed if the majority of the members of the Board of Managers are present.

(f) Each Manager shall be entitled to one vote and the Chairman shall not have the tie-breaking vote in the event of a deadlock.

(g) The resolutions of the Board of Managers shall be valid if adopted by the affirmative vote of at least the majority of the Managers present. In case of a deadlock in any of the issues mentioned in Article Twenty First the issue shall be resolved according to Article Thirty First of these bylaws.

(h) However, the affirmative vote of at least two Managers appointed by the holders of Sub-Series A-1 social parts and two Managers appointed by the holders of Sub-Series B-1 social parts shall be required for the resolutions adopted by the Board of Managers to be valid regarding the issues referred to in Article Twenty-First be them of the Company or any of its subsidiaries.

(i) Notwithstanding any provision in this Bylaws relating to the quorum and voting in the Board of Manager's meetings, the favorable vote of the independent Manager appointed by the members of the Sub-Series A-1 and B-1 shall be necessary, in all resolutions which pursuant to applicable law or pursuant to the obligations of the Company with third parties, such favorable vote is required.

(j) Any resolution adopted by the unanimous vote of the members of the Board of Managers shall be valid even if adopted outside a session of such Board, subject to the written confirmation of the Managers.

ARTICLE TWENTY-FIRST.

When the Board of Managers is convened to pass upon a resolution regarding any of the following issues, for the resolutions to be valid the affirmative vote of at least (i) two Managers named by the holders of Sub-Series A-1 social parts and (ii) two Managers named by the holders of Sub-Series B-1 social parts shall be required, whatever the number of call it is.

1. Name and remove the Chief Executive Officer of the Company, giving him his powers, duties and compensation. The Chief Executive Officer shall be the highest-ranking officer and shall be in charge of the operations and daily administration of the Company and its subsidiaries. The Chief Executive Officer shall be responsible to the Board of Managers and the Members' Meeting for the preparation and adequate implementation of the Annual Budget and the Business Plan. The Chief Executive Officer shall be nominated at the proposal of the holder of the Sub-Series A-1 social part and appointed subject to the approval of the holder of Sub-Series B-1 social part. The holders of the Sub-Series A-1 social parts and the holders of the Sub-Series B-1 social parts may, by mutual agreement, require the removal of the Chief Executive Officer, and either the holders of the Sub-Series A-1 social parts or the holders of the Sub-Series B-1 social parts may, with reasonable cause, require the removal of the Chief Executive Officer of the Company, and the Board of Managers shall abide by and be bound by such decision;

2. Name and remove the Executive Director of Finance and Administration of the Company ("Chief Financial Officer"), giving him his powers, duties and compensation. The Chief Financial Officer shall be the highest-ranking officer related to the financial operations of the Company and shall be directly responsible for the implementation of the Annual Budget, finance and treasury of the Company, as well as its subsidiaries. The Chief Financial Officer shall be responsible to the Board of Managers and the Members' Meeting for the preparation and adequate implementation of the Annual Budget and the Business Plan. The Chief Financial Officer shall be nominated at the proposal of the holders of the Sub-Series A-1 social parts and appointed subject to the approval of the holders of Sub-Series B-1 social parts. The holders of the Sub-Series A-1 social part and the holders of the Sub-Series B-1 social parts may, by mutual agreement, require the removal of the Chief Financial Officer, and either the holders of the Sub-Series A-1 social parts or the holders of the Sub-Series B-1 social parts may, with reasonable cause, require the removal of the Chief Financial Officer of the Company, and the Board of Managers shall abide by and be bound by such decision;

3. The selection of local distributors and the terms of the contracts with such distributors, or the approval of a general scheme of distribution, and any modifications thereof other than (i) matters provided for in any Annual Budget, and (ii) day to day operating decisions considered by the Board to be within the management responsibility of the Chief Executive Officer;

4. The acceptance of pricing, composition of service packages, and other material terms relating to the distribution of any subscription programming services and channels through public telecommunications networks to provide restricted television services through satellites, other than (i) matters provided for in any Annual Budget, (ii) day to day operating decisions considered by the Board to be within the management responsibility of the Chief Executive Officer, and (iii) with respect to programming, in addition to the exceptions set forth in (1) and (ii) above, (a) with respect to the the acquisition of signals used for programming channels or special events not to exceed per event or in a year, more than U.S. $1,000,000.00 (One million 00/100 dollars, U.S. Currency), or its equivalent in Mexican currency; (b) as approved by the Programming Committee; or (c) as contemplated by any agreement entered into by the holders of the Sub-Series A-1 and Sub-Series B-1 social parts, in any other document;

5. The entering into of any contract (i) having a term in excess of three years, or (ii) if the aggregate amount expected to be paid thereunder by the Company or any of its subsidiaries exceeds U.S. $1,000,000.00 (One million and 00/100 dollars U.S. Currency), or its equivalent in Mexican Currency, except for agreements (x) considered by the Board to be in the ordinary course of business, (y) provided for in any Annual budget or (z) with respect to programming approved by the Board of Managers or a committee thereof under this Article Twenty-First or contemplated by any agreement entered into by the holders of the Sub-Series A-1 and Sub-Series B-1 social parts;

6. (i) The incurrence of any indebtedness for borrowed money by the Company or any of its subsidiaries, including without limitation, the issuance of guaranty in respect of indebtedness for borrowed money and the drawing, accepting, endorsing, granting, guaranteeing, or otherwise subscribing of credit instruments pursuant to Article Ninth (9th) of the General Law of Credit Obligations, (ii) the granting of loans by the Company or any of its subsidiaries, or (iii) the creation or allowance of any encumbrance on the assets of the Company or any of its subsidiaries, except for the incurrence of indebtedness, granting of loans or creation or allowance of any encumbrance which is (x) provided for in any Annual Budget, or (y) in an aggregate amount in a single transaction or series of related transactions not in excess of U.S. $1,000,000.00 (One million and 00/100 dollars U.S. Currency), or its equivalent in Mexican Currency;

7. The sale, in any manner whatsoever of assets of the Company or the Company's subsidiaries, other than (i) sales considered by the Board to be in the ordinary course of business, (ii) sales provided for in any Annual Budget, or (iii) sales of obsolete equipment or obsolete assets having an aggregate value not in excess of $1,000,000.00 (One million and 00/100 dollars U.S. Currency), or its equivalent in Mexican Currency;

8. The purchase, lease or other acquisition of any asset, in a single transaction or series of related transactions, resulting in the Company or its subsidiaries disbursing in the aggregate an amount in excess of US$1,000,000.00 (One million 00/100 dollars U.S. Currency), or its equivalent in Mexican Currency, except for acquisitions provided for in any Annual Budget.

9. The acquisition of, investment in, or merger or joint venture with, any other corporation or entity which is not a wholly owned subsidiary of the Company, by the Company or any of its subsidiaries, except as provided for in any Annual Budget;

10. The commencement or settlement by the Company or any of its subsidiaries of any suit, action or other proceeding, including any tax controversy, as well as the determination over any conciliation or settlement involving amounts in excess of U.S. $1,000,000.00 (One million and 00/100 dollars U.S. Currency), or its equivalent in Mexican Currency, other than those considered by the Board to be within the management responsibility of the Chief Executive Officer;

11. The appointment or dismissal of the Company's or its subsidiaries' external auditors as well as the adoption or modification of any material accounting or tax principle or practice of the Company or any of its subsidiaries, other than any appointment, dismissal, adoption or modification which is a contemporaneous appointment, dismissal, adoption or modification made by the Parent Entity of the holder of the Sub-Series A-1 social parts;

12. The making of any decision regarding the settlement or consent of a proposed tax audit adjustment of the Company or any of its subsidiaries involving amounts in excess of U.S. $100,000.00 (One hundred thousand and 00/100 dollars U.S. Currency) or its equivalent in Mexican currency;

13. The approval of the location of the principal office of the Company and each of its subsidiaries;

14. The entering into agreements or transactions between the Company or any of its subsidiaries, and any of the members of the Company, or any of the member's respective affiliates, except for (i) agreements or transactions provided for in any Annual Budget; (ii) agreements and transactions in which the amount to be paid shall not exceed on an annual basis U.S. $50,000.00 (Fifty thousand and 00/100 dollars U.S. Currency) or its equivalent in Mexican currency; and (iii) with respect to programming, except as approved by the Board of Managers or the executive committee thereof under this Article Twenty-First or as contemplated by any agreement entered into by the holders of the Sub-Series A-1 and Sub-Series B-1 social parts;

15. The approval of any decision upon any of the issues of Article Fifteenth of these bylaws regarding any of the Company's subsidiaries;

16. The approval of the Business Plan and any material amendment thereto ("Business Plan" means the initial business plan and projections of the Company heretofore approved by each of the Members, and all amendments thereto which have been approved in accordance with Article Twenty-First of these bylaws);

17. The approval of the Annual Budget and any amendment thereto ("Annual Budget" means the initial annual budget for the Company which is contained in the Business Plan and each subsequent annual budget approved in accordance with Article Twenty-First of these bylaws or as contemplated by any agreement entered into by the holders of the Sub-Series A-1 and Sub-Series B-1 social parts);

18. The approval of any material waiver or amendment of any provision of any agreement requiring approval of the Board under Article Twenty-First of these bylaws;

19. The incorporation, formation, acquisition or organization by the Company or any of its subsidiaries of a subsidiary or any operating venture;

20. The filing by the Company or any of its subsidiaries of a voluntary petition of bankruptcy or reorganization; and

21. The entering into of any written or oral consulting agreement (or series of related consulting agreements) which (i) is not entered into with a third party on an arms' length basis, (ii) has a term of more than two years or (iii) provides for (or, pursuant to its terms could reasonably be expected to result in) payments by the Company or its subsidiaries of any aggregate amount in excess of $500,000.00 (Five Hundred Thousand and 00/100 dollars U.S. Currency), or its equivalent in Mexican Currency.

ARTICLE TWENTY-SECOND.

The Executive Committee of the Board of Managers referred to in Article Fifteenth of these bylaws shall approve the resolutions it considers appropriate in the time elapsed between Board of Managers Meetings.

(a) The powers of the Executive Committee of the Board of Managers shall be the same that Article Eighteenth of these bylaws grants to the Board of Managers, exception made of section p) of said Article, that is, it may not call Members' Meetings.

(b) For the operation, quorum, voting and approval of resolutions by the Executive Committee Articles Seventeenth, Eighteenth, Twentieth and Twenty-First of these bylaws shall apply, except that the Executive Committee shall have four members and up to four alternate members appointed by the holders of Sub-Series A-1 social parts and three members and up to three alternate members appointed by the holders of Sub-Series B-1 social parts.

                                   CHAPTER VI

                 FISCAL YEAR, FINANCIAL INFORMATION AND RESERVES

ARTICLE TWENTY-THIRD.

Fiscal years of the Company shall run from the first of January to the thirty-first of December of each year, except for the first fiscal year, which shall run from the date of incorporation to the thirty-first of December of such year.

ARTICLE TWENTY-FOURTH.

Within three months following the close of each fiscal year, a report shall be prepared by the Board of Managers which shall contain at least the financial information set forth below, certified by an independent external auditing firm of international standing appointed in accordance with Article Twenty-First of these bylaws, applying the Mexican generally accepted accounting principles, with an addendum reconciling these figures to United States generally accepted accounting principles and information to reconcile these figures to Australian generally accepted accounting principles;

(a) A statement that shows the financial position of the Company at the closing date of said fiscal year;

(b) A statement that shows the profits and losses obtained by the Company during the fiscal year, duly explained and categorized;

(c) A statement that shows any changes that have occurred in the financial position during the fiscal year;

(d) A statement that shows any changes in the entries that compose the corporate assets that may have occurred during said fiscal year; and

(e) All notes necessary to complete and clarify the information contained in the preceding subparagraphs.

                                   CHAPTER VII

                               PROFITS AND LOSSES

ARTICLE TWENTY-FIFTH.

The founding Members shall not have any special participation in the profits.

The net earnings for each fiscal year shall be distributed as follows:

(a) five percent to establish, and if necessary, reconstitute the legal reserve fund until it equals at least twenty percent of the capital;

(b) if so determined by the Members' Meeting, such capital reserves as deemed appropriate may be created or increased; and

(c) the remaining earnings, if any, shall be distributed as determined by the Members' Meeting.

ARTICLE TWENTY-SIXTH.

Losses, if any, shall be provided for first by capital reserves and in the absence thereof in the form that the Members' Meeting deems appropriate

                                  CHAPTER VIII

                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE TWENTY-SEVENTH.

The Company shall be dissolved upon the occurrence of any of the following events:

(a) If the Company's term of corporate existence, referred to in Article Third of these bylaws, expires and it is not extended;

(b)   If the Company cannot continue to fulfill its corporate purpose;

(c)   By resolution taken at a Members' Meeting; and

(d) The loss of two-thirds of the Company's corporate capital, unless increased to off-set such required amount, provided, however, that the dissolution may only occur if a Members Meeting or a competent court, by final resolution, orders the dissolution of the Company, and, provided further, that no person may request the dissolution of the Company unless such person is an interested party. The following persons and entities shall be deemed as interested parties: (i) members of the Company, (ii) creditors of the Company whose debts have defaulted and
      (iii) creditors who can evidence that the Company will not be able to satisfy its debts as they become due.

ARTICLE TWENTY-EIGHTH.

Once the Company has been dissolved, it shall be placed in liquidation. The Members' Meeting shall appoint two liquidators - one appointed by the holders of Sub-Series A-1 social parts and one appointed by the holders of Sub-Series B-1 social parts. The Members' Meeting may appoint alternate liquidators if it so deems proper. Said liquidators shall have the powers that the authorities or the law grant to them or as determined by the Members' Meeting that appoints them.

ARTICLE TWENTY-NINTH.

The liquidators shall effect the liquidation in accordance with the terms and conditions determined by the Members' Meeting that appoints them. In the absence of express instructions from the Members' Meeting, the liquidators shall proceed to:

(a)   Conclude any business in the form they consider most suitable;

(b) Cover all credits and pay all debts, selling any property of the Company that they consider necessary for this purpose;

(c)   Prepare the general balance sheet for liquidation; and

(d) Once the general balance sheet for liquidation is approved, any liquid assets shall be distributed among all of the members in proportion to their respective participation in the capital.

ARTICLE THIRTIETH.

Any Members' Meeting held during the liquidation shall be governed by the provisions of these bylaws and the liquidators shall have the duties equivalent to the Managers during the ordinary existence of the Company.

ARTICLE THIRTY-FIRST.

When the Members' Meeting is unable to decide any matter to be decided by the Members' Meeting pursuant to Article Fifteenth of these bylaws or the Board of Managers is unable to decide any matter to be decided by the Board of Managers pursuant to Article Twenty-First of these bylaws, the following provisions shall apply:

(a) When the disagreement is sustained at two consecutive meetings of the members or of the Board of Managers at which votes are taken on the same decision, the members or the Managers, as the case may be, shall consult in good faith on a regular basis with respect to such disagreement for a period of 60 days, and if the disagreement remains unresolved at the end of such 60 day period, the Chairmen of the Parent Entities (as defined below) of the members holding Sub-Series A-1 and Sub-Series B-1 social parts shall consult with each other in good faith on a regular basis with respect to such disagreement including at least one personal meeting, during the 120-day period following the 60-day period.

(b) During the pendency of any such disagreement, (i) the Chief Executive Officer shall continue to have authority to manage the day-to-day operations of the Company and its subsidiaries in a manner as to permit the Company and its subsidiaries to continue to meet their obligations and carry on their businesses, and (ii) if such a dispute results in the failure to adopt a proposed Annual Budget or Business Plan before the beginning of the fiscal year to which such business plan relates, the portion of the then most recently approved Annual Budget or Business Plan that relates to the same subject matter as to which such dispute relates, shall apply provided that (i) each line item thereof denominated in Mexican pesos shall be adjusted to reflect the rate of inflation in Mexico during the immediately preceding Fiscal Year, and (ii) each line item thereof denominated in U.S. dollars shall be adjusted to reflect the difference between the then current dollar/peso exchange rate and the dollar/peso exchange rate used to prepare the prior Fiscal Year's Annual Budget, and otherwise the provisions of the proposed Annual Budget or Business Plan as to which there is no dispute shall apply.

(c) "Parent Entity" means (i) with respect to the holder of the Sub-Series A-1 social part, Grupo Televisa, S.A., a Mexican corporation, (ii) with respect to the holder of the Sub-Series B-1 social part, The News Corporation Limited, an Australian corporation (iii) with respect to the holder of Sub-Series B-2 social part, Liberty Media International, Inc., a Delaware, United States of America corporation, and (iv) with respect to any person admitted as a member of the Company after the date hereof, either such person or any controlling affiliate of such person, as may be determined by the remaining members, at the time such person is admitted as a member of the Company.

ARTICLE THIRTY-SECOND.

For all matters not expressly provided in these bylaws, the provisions of the General Law of Commercial Companies, the Commercial Code, and the Federal District Civil Code shall be applied.